Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Senior Vice President and Chief Financial Officer
davidgable@kemet.com
864-963-6484

KEMET CORPORATION TO MAKE A PUBLIC TENDER OFFER
FOR EVOX RIFA

Greenville, South Carolina (February 19, 2007) - KEMET Corporation (NYSE:KEM) and Evox Rifa Group Oyj have today entered into a combination agreement whereby KEMET, or a wholly owned subsidiary, will make a public tender offer to acquire all of the issued and outstanding shares in Evox Rifa.

The offer price for the shares in Evox Rifa will be EUR 0.12 per share payable in cash. The offer price represents a premium of approximately 47 per cent compared to the volume-weighted average trading price of the Evox Rifa shares on the Helsinki Stock Exchange during the last 12 months and approximately 44 per cent compared to the average trading price during the last 3 months.

KEMET will also offer to acquire all of the loan notes under the convertible capital loan issued by Evox Rifa for a consideration corresponding to the aggregate of the nominal amount per loan note of EUR 100 plus accrued interest up to and including the closing date of the tender offer.

At the date hereof, Evox Rifa’s equity capital amounts to EUR 8,908,400.90 and the number of shares outstanding amounts to 178,156,018. The convertible capital loan issued by Evox Rifa amounts to EUR 5,587,900, and the loan notes issued thereunder can be converted into a total of 41,909,250 new shares in Evox Rifa.

Evox Rifa shareholders Fennogens Investments S.A., Veikko Laine Oy, Mr. Wee Cheng Hoon, Mr. Henrik Ehrnrooth and Mr. Pertti Laine, representing approximately 51.7 per cent of the share capital of Evox Rifa, have undertaken irrevocably and unconditionally to accept the tender offer. KEMET currently has no holdings in Evox Rifa.

KEMET has been informed that the Board of Directors of Evox Rifa is of the opinion that the offer consideration to be offered in KEMET’s public tender offer is fair from the perspective of the shareholders and holders of convertible loan notes, as a result of which the Board recommends the shareholders and holders of convertible loan notes to accept the offer.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A
 Tel: 864.963.6300   Fax: 864.963.6521

“We are pleased to bring Evox Rifa within the KEMET group of companies, and look forward to integrating these operations into our business,” said Per Loof, Chief Executive Officer of KEMET.  “The high quality product offerings by Evox Rifa will be an excellent complement to KEMET’s existing product portfolio, and we believe the advanced technology of their manufacturing operations will reinforce our position as a technology leader in the field of passive components.”

“I am confident that the employees of Evox Rifa worldwide will be enthusiastic about the opportunity to join forces with a passive electronic components technology leader such as KEMET,” said Tuula Ylhäinen, President and Chief Executive Officer of Evox Rifa. “We believe the combination of our product and processing technology together with KEMET’s global logistics and customer service capability will provide our customers with enhanced opportunities.  We are excited about the prospect of becoming a part of the KEMET organization.”

Under the combination agreement, the Board of Directors of Evox Rifa has undertaken not to withdraw the recommendation for KEMET’s offer unless required to do so by the fiduciary duties of the Board of Directors under applicable laws and regulations. The Board has also agreed not to directly or indirectly initiate or encourage any competing proposals and, subject to its fiduciary duties, not to facilitate any competing proposal. The combination agreement also includes representations, warranties and undertakings by Evox Rifa customary in transactions of a similar nature.

The tender offer period is expected to commence on March 12, 2007 and expire on April 12, 2007. KEMET will reserve the right to extend or discontinue the offer period in accordance with the terms and conditions of the offer. The completion of the tender offer will be subject to the following conditions:

(a)                        the valid tender of shares and loan notes representing more than 2/3 of the issued and outstanding shares and votes of Evox Rifa on a fully diluted basis (i.e. taking into consideration the effect of the conversion of all the loan notes, including without limitation those validly tendered, as if they all were converted into Evox Rifa shares, whether or not they actually are);

(b)                       the receipt of all necessary regulatory and other permits and approvals, including clearances from the competition authorities in Germany, on terms reasonablyacceptable to KEMET;

(c)                        no event, circumstance or change having occurred after the announcement of the tender offer that results in or constitutes, or that can reasonably be expected to result in or constitute, a material adverse change (as defined in the terms and conditions of the offer);

(d)                       KEMET not, after the announcement of the tender offer, having received information previously undisclosed to it that has resulted in or constituted, or that can reasonably be expected to result in or constitute, a material adverse change (as defined in the terms and conditions of the offer);

(e)                        no court or regulatory authority of competent jurisdiction having given an order or issued any regulatory action preventing, postponing or materially challenging the consummation of the tender offer;

(f)                          the Board of Directors of Evox Rifa having issued its full statement regarding the tender offer (as required by the Finnish Securities Markets Act) within two (2) banking days from the commencement of the offer period recommending the shareholders and holder of loan notes to accept the tender offer and such recommendation remaining in force and not being changed;

(g)                       the combination agreement between the parties not having been terminated and remaining in force; and

(h)                       the undertaking by Fennogens Investment S.A., Veikko Laine Oy, Mr. Wee Cheng Hoon, Mr. Henrik Ehrnrooth and Mr. Pertti Laine, respectively, to accept the tender offer remaining in force in accordance with its present terms.

KEMET reserves the right to complete the tender offer even if the conditions for the completion of the tender offer are not fulfilled. With respect to the competition clearance mentioned above, KEMET expects to receive such clearance within the offer period anticipated above.

Detailed terms and conditions of the tender offer will be included in the tender offer document to be published by KEMET before the commencement of the offer period. KEMET may under the combination agreement decide to transfer the public tender offer to a wholly owned direct or indirect subsidiary to be used as an acquisition vehicle in connection with the offer.

KEMET has adequate financial resources available to complete the tender offer and the offer will not be conditional upon obtaining financing for the offer.

KEMET’s intention is to acquire all the shares and loan notes in Evox Rifa and to cause the shares of Evox Rifa to be delisted from the Helsinki Stock Exchange as soon as permitted and practicable under applicable laws and regulations.

KEMET will hold a conference call at 9:00 am ET on Thursday, February 22, 2007 to discuss this release. To access the conference call, participants in the United States should dial 1-800-416-8033, and participants outside the United States should dial 1-706-643-0979. Participants should reference “KEMET Corporation” and the Conference ID # 9512173.  In conjunction with the conference call, there will be a simultaneous live broadcast over the

Internet, which can be accessed at http://www.kemet.com/ir.  A replay of the conference call will be available, until midnight ET March 8, 2007, at the same link.

Roschier, Attorneys Ltd. acts as KEMET’s Finnish legal counsel and Kirkland & Ellis LLP as KEMET’s U.S. counsel in the tender offer. Nordea Bank Finland Plc has been appointed as KEMET’s financial adviser in the transaction and as the arranger of the tender offer.

KEMET Corporation
Board of Directors
Per-Olof Loof
Chief Executive Officer and Director

INFORMATION REGARDING EVOX RIFA

Evox Rifa Group Oyj manufactures passive electronic components, specializing in plastic film, paper and electrolytic capacitors. Their major customer groups are in industrial, automotive and consumer electronics and the lighting industry.  Evox Rifa’s strength lies in the design and production of customized products that require specialist expertise. Evox Rifa, with headquarters in Finland, has a worldwide sales and distribution network. Its production plants are located in Indonesia, Great Britain, China, Sweden and Finland. Evox Rifa has two global business areas: Electrolytic Capacitors and Film and Paper Capacitors. Additional information can be found at http://www.evoxrifa.com.

INFORMATION REGARDING KEMET

KEMET Corporation provides industry-leading, high-performance electronic component solutions, including the world’s most complete line of surface-mount capacitor technologies across tantalum, ceramic, and solid aluminum dielectrics, provided with the world’s best quality, delivery and service. KEMET’s common stock is listed on the New York Stock Exchange under the symbol KEM. Additional information can be found at http://www.kemet.com.